FOR IMMEDIATE RELEASE
January 6, 2004

FOR MORE INFORMATION CONTACT
Robert Cox
512-404-5128

                   FINANCIAL INDUSTRIES CORPORATION ANNOUNCES
              SALE OF NEW ERA AND ACTUARIAL CONSULTING SUBSIDIARIES

AUSTIN, Texas -- (BUSINESS WIRE) - January 6, 2004 -- Financial Industries Corporation ("FIC") today announced that it has sold the New Era companies which it had previously acquired in May 2003, pursuant to a Stock Purchase Agreement dated as of December 31, 2003 (the "December New Era Stock Purchase Agreement"). The companies were sold to BCDP Holdings, LLP, which was established by five of the individuals who had an ownership interest in one or more of the New Era companies prior to FIC's purchase of those companies (Scott Bell, Mike Cochran, Wayne Desselle, Chris Murphy and John Pesce). The companies that were sold are:
(i) Total Consulting Group, Inc. ("TCG"), (ii) JNT Group, Inc. ("JNT") and (iii) three companies collectively referred to as "Paragon" - Paragon Benefits, Inc., The Paragon Group, Inc., and Paragon National, Inc. The December New Era Stock Purchase Agreement provides that the consideration for the transaction is $1.00.

"Soon after these companies were purchased they began to fall behind projections for revenue and income, which has required FIC to make significant cash infusions," said Gene Payne, CEO of FIC. "The Board re-evaluated the New Era Companies and concluded that they are not a good business venture in which FIC should continue. This is one of several steps being taken by our Board of Directors to reposition FIC to concentrate on the growth of its core businesses," he added.

Also, at the time of the sale, Messrs. Bell, Cochran, Desselle, Murphy and Pesce each resigned their employment with the Company's FICFS subsidiary. In addition, each such individual entered into an agreement releasing FIC and FICFS from all obligations under his five-year employment contract with FICFS and from any claims he may have under the May, 2003 purchase agreements under which FIC originally acquired the New Era companies (including any claims to the 155,597 restricted shares of FIC common stock held in escrow under those agreements). Under the agreements, each of the five individuals received a payment of $10,000.

FIC expects that the sale of the New Era companies will contribute a loss in the amount of approximately $5.0 million to its financial results for the fourth quarter of 2003 before the impact of taxes. FIC has not determined the amount, if any, of tax benefit related to this loss on sale.

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In  a  separate   transaction,   FIC  announced  that  it  sold  Actuarial  Risk
Consultants, Inc. ("ARC"), an actuarial consulting subsidiary that it had established in December 2002. The sale of ARC was to George M. Wise, III, who is currently Vice President and Chief Financial Officer of FIC. The consideration for the transaction was $10,000. In addition, Mr. Wise and FIC entered into an amendment to Mr. Wise's employment agreement. The amendment provides that the term of the agreement now ends on March 31, 2004, instead of December 31, 2005. Mr. Wise has agreed to continue as Chief Financial Officer of FIC until March 31, 2004. The amendment also reduces Mr. Wise's compensation and provides for specified severance payments.

Also, in connection with the sale of ARC to Mr. Wise, FIC entered into a consulting agreement with ARC. Under the terms of the agreement, FIC and its insurance subsidiaries may (but are not obligated to) obtain up to 2,000 hours of actuarial consulting services from ARC during the period from January 1, 2004 to December 31, 2005. The agreement provides that actuarial consulting services provided by either Mr. Wise or Cory Zass (the President of ARC) will be billed to FIC at a significantly discounted rate.

Statements regarding the effects and results of the transactions, agreements and other matters described in this press release, including expected losses, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, final accounting results, third party claims and other factors detailed in the company's filings with the Securities and Exchange Commission (SEC), which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, of should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Financial Industries Corporation, through its various subsidiaries, markets and underwrites individual life insurance and annuity products. The Company's Nasdaq symbol is FNIN. For more information on FIC, go to http://www.ficgroup.com on the Internet.

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